Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Peggy Landon (913-344-9315)	Theresa L. Womble (913-344-9362)
Director of Investor Relations and	Investor Relations Manager
Corporate Communications

Compass Minerals Reports First-Quarter 2014 Results
Robust Demand for Salt and Specialty Fertilizer Continued

 OVERLAND PARK, Kan. (April 28, 2014) – Compass Minerals (NYSE: CMP) reports the following results of its first-quarter operations:

•	Net earnings were $50.2 million, or $1.49 per diluted share, an 8 percent increase from first-quarter 2013 results.

•
Sales increased to $422.0 million from $383.7 million in the prior-year period. Continued severe winter weather in North America boosted salt segment sales by 8 percent, while steady demand lifted specialty fertilizer segment sales by 22 percent.

•
First-quarter operating earnings were $67.0 million compared to $67.5 million in the 2013 quarter primarily as the benefit from higher sales volumes was suppressed by lower North American highway deicing prices that were established during last summer’s bid process.

•	Adjusted EBITDA* was $85.4 million compared to $84.8 million in the prior-year quarter.

•	The company generated $160.7 million in cash flow from operations, a $31.9 million increase from the 2013 quarter’s results.

 “Severe winter weather in North America drove salt sales volumes to their highest quarterly level since 2008, and our specialty fertilizer segment generated record first-quarter revenue from robust early spring demand for our sulfate of potash products,” said Fran Malecha, Compass Minerals president and CEO. “These improved market conditions have created positive momentum for both businesses for the remainder of 2014.”

*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals

Compass Minerals Financial Results (dollars in millions, except for earnings per share)
	Three months ended March 31,
	2014	2013
Sales	$422.0	$383.7
Sales less shipping and handling costs (product sales)	291.3	268.4
Operating earnings	67.0	67.5
Operating margin	15.9%	17.6%
Net earnings	50.2	46.4
Diluted earnings per share	1.49	1.38
EBITDA*	88.5	85.2
Adjusted EBITDA*	85.4	84.8
*These are non GAAP financial measures. Reconciliations to GAAP measures of performance are provided in tables following this release.

SALT SEGMENT

Widespread, severe winter weather throughout North America in the current quarter generated an 8 percent increase in salt segment sales from first-quarter 2013 results. Highway deicing sales volumes increased 9 percent as very strong North American winter demand was partially offset by mild weather in the U.K. The average selling price for highway deicing salt declined 6 percent, reflecting lower pricing from the prior-year’s North American bid season. Consumer and industrial salt sales volumes spiked 22 percent, and the average selling price for these products climbed 3 percent due to an improved contribution from higher-priced consumer and professional deicing products.

Salt segment EBITDA declined 1 percent from prior-year results to $74.9 million as the impact of higher sales volumes and improved per-unit production costs were offset by lower average highway deicing selling prices and some additional costs resulting from serving customers during the extreme winter conditions.

Compass Minerals

Salt Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2014	2013
Sales	$353.2	$327.5
Sales excluding shipping and handling (product sales)	$230.1	$218.4
Operating earnings	$63.5	$65.4
Operating margin	18.0%	20.0%
EBITDA	$74.9	$75.8

Sales volumes (in thousands of tons):
Highway deicing	4,742	4,358
Consumer and industrial	654	535
Total salt	5,396	4,893

Average sales price (per ton):
Highway deicing	$53.75	$57.31
Consumer and industrial	$150.28	$145.37
Total salt	$65.45	$66.93

Winter Weather Effect

The number of snow events recorded during the first quarter in the company’s core North American service territory increased 77 percent from the prior year. The company estimates that variances from average winter weather benefited first-quarter salt sales by $40 million to $50 million and operating earnings by $8 million to $12 million.

Estimated Effect of Winter Weather on Salt Segment Performance (dollars in millions)
	Three months ended March 31,		Winter season ended March 31,*
	2014	2013	2013-2014	2012-2013
Favorable (unfavorable) to average weather: Sales	$40 to $50	$20 to $25	$90 to $100	($40) to ($50)
Operating earnings	$8 to $12	$4 to $8	$20 to $25	($10) to ($15)
*“Winter season” is the six months ended March 31.

SPECIALTY FERTILIZER SEGMENT

Specialty fertilizer sales increased $12.1 million from the first quarter of 2013 to $66.1 million. Sales volumes surged 22 percent above prior year results, while the average selling price for specialty plant nutrition products remained consistent with prior year levels at $616 per ton.

Specialty fertilizer segment EBITDA rose 5 percent to $22.3 million as higher per-unit costs limited the benefit of increased sales volumes. To meet increased demand, the company continued

Compass Minerals

to purchase potassium chloride feedstock to augment production at its Ogden, Utah, facility, which also increased per-unit costs.

Specialty Fertilizer Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended March 31,
	2014	2013
Sales	$66.1	$54.0
Sales excluding shipping and handling (product sales)	$58.5	$47.8
Operating earnings	$16.3	$15.4
Operating margin	24.7%	28.5%
EBITDA	$22.3	$21.3

Sales volumes (in thousands of tons)	107	88

Average sales price (per ton)	$616	$615

OTHER FINANCIAL HIGHLIGHTS

Increased foreign exchange gains lifted other income to $3.1 million compared to $0.4 million in the 2013 quarter. Income tax expense declined $1.6 million from the prior-year as the company earned a higher proportion of its income in lower-tax jurisdictions in the 2014 quarter. Selling, general and administrative costs increased 6 percent primarily as a result of costs related to the acquisition of Wolf Trax, Inc. Higher net earnings and higher collections from seasonal deicing sales year-over-year pushed cash flow from operations up 25 percent from the prior year.

OUTLOOK

Compass Minerals expects second-quarter sales volumes for salt products to increase approximately 10 percent from 2013 results, while average selling prices are expected to decline approximately 4 percent year over year, reflecting the final impact of the prior highway deicing bid season’s lower contract pricing.

The company has increased its full-year forecast for specialty fertilizer sales volumes by approximately 20,000 tons to between 370,000 tons to 390,000 tons and expects second-quarter sales volumes to total approximately 90,000 tons. The second-quarter average selling price for sulfate of potash is expected to increase to $635 per ton.

On April 1, the company completed its acquisition of Wolf Trax, Inc., an innovative plant nutrition company with a broad offering of value-added products that expand the crops and regions which Compass Minerals serves.

 “This acquisition positions Compass Minerals for additional growth by strengthening our portfolio of premium plant nutrition products and expanding our reach to additional geographies

Compass Minerals

and crops. We should see earnings benefits of this addition to our specialty fertilizer segment in the second half of the year,” said Mr. Malecha. “We also fully expect that the extreme winter weather this year has significantly depleted deicing inventories throughout North America, which should result in a marked increase in requested volumes in the upcoming highway deicing bid season.”

An updated summary of the company’s performance and outlook is included in a presentation available on the company’s website at www.CompassMinerals.com/presentation.

Conference Call

Compass Minerals will discuss its results on a conference call tomorrow, Tuesday, April 29, at 9:00 a.m. EDT. To access the conference call, visit the company's website at www.CompassMinerals.com or dial (877) 614-0009. Callers must provide the conference ID number 3252180. Outside of the U.S. and Canada, callers may dial (913) 643-4075. Replays of the call will be available on the company's website for two weeks. The replay can also be accessed by phone for seven days at (888) 203-1112, conference ID 3252180. Outside of the U.S. and Canada, callers may dial (719) 457-0820.

About Compass Minerals

Compass Minerals is a leading provider of essential minerals that address nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Non-GAAP Measures

Management uses a variety of measures to evaluate the company’s performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“adjusted EBITDA”). Both EBITDA and adjusted EBITDA are non-GAAP financial measures used to evaluate the operating performance of the company’s core business operations. Our resource allocation, financing methods and cost of capital, and income tax positions are managed at a

Compass Minerals

corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA and adjusted EBITDA to assess its operating performance and return on capital, and to evaluate potential acquisitions or other capital projects. EBITDA and adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculations of EBITDA and adjusted EBITDA as used by management are set forth in the following table.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "“Risk Factors” sections of our annual and quarterly reports on forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Compass Minerals

Reconciliation for EBITDA and Adjusted EBITDA
(in millions)
	Three months ended
	March 31,
	2014	2013
Net earnings	$50.2	$46.4
Interest expense	4.4	4.4
Income tax expense	15.5	17.1
Depreciation, depletion and amortization	18.4	17.3
EBITDA	$88.5	$85.2
Adjustments to EBITDA:
Other income, net (1)	(3.1)	(0.4)
Adjusted EBITDA	$85.4	$84.8

(1) Primarily includes interest income and foreign exchange gains and losses.

Compass Minerals

Reconciliation for Salt Segment EBITDA (unaudited) (in millions)
	Three months ended March 31,
	2014	2013
Reported GAAP Segment Operating Earnings	$63.5	$65.4
Depreciation, depletion and amortization	11.4	10.4
Segment EBITDA	$74.9	$75.8

Reconciliation for Specialty Fertilizer Segment EBITDA (unaudited) (in millions)
	Three months ended March 31,
	2014	2013
Reported GAAP Segment Operating Earnings	$16.3	$15.4
Depreciation, depletion and amortization	6.0	5.9
Segment EBITDA	$22.3	$21.3

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three Months Ended
	March 31,
	2014	2013

Sales	$422.0	$383.7
Shipping and handling cost	130.7	115.3
Product cost	199.0	177.1
Gross profit	92.3	91.3
Selling, general and administrative expenses	25.3	23.8
Operating earnings	67.0	67.5
Other (income)/expense:
Interest expense	4.4	4.4
Other, net	(3.1)	(0.4)
Earnings before income taxes	65.7	63.5
Income tax expense	15.5	17.1
Net earnings	$50.2	$46.4

Basic net earnings per common share	$1.49	$1.38
Diluted net earnings per common share	$1.49	$1.38
Cash dividends per share	$0.60	$0.545
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,502	33,282
Diluted	33,520	33,309

(1)
Excludes participating securities such as options, PSUs and RSUs that receive non-forfeitable dividends. Net earnings were allocated to participating securities of 220,000 and 322,000 for the three months ended March 31, 2014 and 2013, respectively.

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	March 31,	December 31,
	2014	2013
ASSETS
Cash and cash equivalents	$283.4	$159.6
Receivables, net	158.4	211.9
Inventories	94.1	180.7
Other current assets	20.3	25.2
Property, plant and equipment, net	676.2	677.3
Intangible and other noncurrent assets	146.8	150.1
Total assets	$1,379.2	$1,404.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$3.9	$3.9
Other current liabilities	214.3	253.7
Long-term debt, net of current portion	473.8	474.7
Deferred income taxes and other noncurrent liabilities	114.9	118.3
Total stockholders' equity	572.3	554.2
Total liabilities and stockholders' equity	$1,379.2	$1,404.8

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Three Months Ended
	March 31,
	2014	2013

Net cash provided by operating activities	$160.7	$128.8

Cash flows from investing activities:
Capital expenditures	(25.0)	(36.5)
Insurance advances for investment purposes, Goderich tornado	8.7	4.3
Other, net	2.9	0.8

Net cash used in investing activities	(13.4)	(31.4)

Cash flows from financing activities:
Principal payments on long-term debt	(0.9)	(1.0)
Dividends paid	(20.2)	(18.3)
Proceeds received from stock option exercises	2.1	0.3
Excess tax benefit (deficiency) from equity compensation awards	(0.2)	0.1

Net cash used in financing activities	(19.2)	(18.9)

Effect of exchange rate changes on cash and cash equivalents	(4.3)	(3.1)

Net change in cash and cash equivalents	123.8	75.4
Cash and cash equivalents, beginning of the year	159.6	100.1

Cash and cash equivalents, end of period	$283.4	$175.5

Compass Minerals

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three months ended March 31, 2014	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$353.2	$66.1	$2.7	$422.0
Intersegment sales	0.2	0.5	(0.7)	−
Shipping and handling cost	123.1	7.6	−	130.7
Operating earnings (loss)	63.5	16.3	(12.8)	67.0
Depreciation, depletion and amortization	11.4	6.0	1.0	18.4
Total assets	922.9	392.1	64.2	1,379.2

Three months ended March 31, 2013	Salt	Specialty Fertilizer	Corporate and Other (a)	Total

Sales to external customers	$327.5	$54.0	$2.2	$383.7
Intersegment sales	0.2	0.2	(0.4)	−
Shipping and handling cost	109.1	6.2	−	115.3
Operating earnings (loss)	65.4	15.4	(13.3)	67.5
Depreciation, depletion and amortization	10.4	5.9	1.0	17.3
Total assets	823.9	394.7	71.3	1,289.9

a)
“Corporate and Other” includes corporate entities, the records management business, other incidental business operations and eliminations. Corporate assets include deferred tax assets, deferred financing fees, investments related to the non-qualified retirement plan and other assets not allocated to the operating segments.